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                                                                       EXHIBIT 5

June 27, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

As legal counsel for Dreyer's Grand Ice Cream Holdings, Inc, a Delaware corporation (the "Company"), I am rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 6,239,614 shares of the Class A Callable Puttable Common Stock, $0.01 par value, of the Company which may be issued pursuant to the exercise of options granted under the Dreyer's Grand Ice Cream, Inc. Stock Option Plan (1992) and Stock Option Plan (1993) (collectively, the "Assumed Options").

I have examined all instruments, documents and records which I deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I am admitted to practice only in the State of California and express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, I have based my opinion solely upon the examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. I have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, I am of the opinion that the 6,239,614 shares of Class A Callable Puttable Common Stock which may be issued pursuant to the exercise of Assumed Options are duly authorized shares of the Company's Class A Callable Puttable Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the respective plans and the Agreement and Plan of Merger and Contribution, dated as of June 16, 2002, and amended as of October 25, 2002, February 5, 2003 and June 16, 2003 as may be amended from time to time in the future, by and among Dreyer's Grand Ice Cream, Inc. ("Dreyer's"), the Company, December Merger Sub, Inc., a wholly-owned subsidiary of the Company, Nestle Holdings, Inc. ("Nestle") and NICC Holdings, Inc., a wholly-owned indirect subsidiary of Nestle, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

Respectfully submitted,
/s/ Mark LeHocky

Mark LeHocky, Esq.
Secretary and General Counsel
Dreyer's Grand Ice Cream Holding, Inc.